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As Filed with the Securities and Exchange Commission on June 24, 2019.

Registration No. 333-231837

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT No. 2 to
FORM S-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933

MORPHIC HOLDING, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	47-3878772 (I.R.S. Employer Identification Number)

35 Gatehouse Drive, A2
Waltham, Massachusetts 02451
(781) 996-0955
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Praveen P. Tipirneni, M.D.
Chief Executive Officer
Morphic Holding, Inc.
35 Gatehouse Drive, A2
Waltham, Massachusetts 02451
(781) 996-0955
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Effie Toshav, Esq. Robert A. Freedman, Esq. Julia Forbess, Esq. Fenwick & West LLP 555 California Street San Francisco, California 94104 (415) 875-2300	William D. DeVaul, Esq. Morphic Holding, Inc. 35 Gatehouse Drive, A2 Waltham, Massachusetts 02451 (781) 996-0955	Divakar Gupta, Esq. Richard Segal, Esq. Marc Recht, Esq. Cooley LLP 500 Boylston Street, 14th Floor Boston, Massachusetts 02116 (617) 937-2300

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer" "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE:

This Amendment No. 2 to the Registration Statement on Form S-1 is being filed solely for the purpose of filing an exhibit as indicated in Part II of this Amendment No. 2. Accordingly, this Amendment No. 2 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibit. The prospectus is unchanged and has been omitted.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, paid or payable by the Registrant in connection with the sale of the common stock being registered. All amounts shown are estimates except for the Securities and Exchange Commission, or SEC, registration fee, the Financial Industry Regulatory Approval, or FINRA, filing fee and the Nasdaq Global Market listing fee:

Amount Paid or To Be Paid
SEC registration fee	$11,151
FINRA filing fee	14,300
The Nasdaq Global Market listing fee	150,000
Printing and engraving expenses	175,000
Legal fees and expenses	1,600,000
Accounting fees and expenses	800,000
Blue Sky, qualification fees and expenses	15,000
Transfer agent and registrar fees and expenses	20,000
Miscellaneous expenses	14,549

Total	$2,800,000

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law, or DGCL, authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

As permitted by the DGCL, the Registrant's restated certificate of incorporation to be effective in connection with the completion of this offering contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

  ▪
  any breach of the director's duty of loyalty to the Registrant or its stockholders;

  ▪
  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  ▪
  under Section 174 of the DGCL (regarding unlawful dividends and stock purchases); or

  ▪
  any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, the Registrant's restated bylaws to be effective in connection with the completion of this offering, provide that:

  ▪
  the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the DGCL, subject to limited exceptions;

  ▪
  the Registrant may indemnify its other employees and agents as set forth in the DGCL;

  ▪
  the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to limited exceptions; and

  ▪
  the rights conferred in the restated bylaws are not exclusive.

Prior to the completion of this offering, the Registrant intends to enter into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant's restated certificate of incorporation and restated bylaws and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the Registrant for which indemnification is sought. Reference is also made to the underwriting agreement to be filed as Exhibit 1.1 to this registration statement, which provides for the indemnification of executive officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provisions in the Registrant's restated certificate of incorporation, restated bylaws and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant's directors and executive officers for liabilities arising under the Securities Act.

The Registrant has directors' and officers' liability insurance for securities matters.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES.

The following lists set forth information regarding all securities sold or granted by the Registrant from June 21, 2016 through June 21, 2019 that were not registered under the Securities Act, and the consideration, if any, received by the Registrant for such securities:

(a) The Reorganization

On December 5, 2018, the Registrant completed a reorganization whereby it converted from a Delaware limited liability company under the name Morphic Holding, LLC to a Delaware corporation under the name Morphic Holding, Inc. In conjunction with the reorganization, (i) all of the Registrant's outstanding common units converted on a one-for-one basis into 1,011,227 shares of common stock; (ii) all of the Registrant's outstanding preferred units converted on a one-for-one basis into 21,010,407 shares of convertible preferred stock; and (iii) all of the Registrant's outstanding vested and unvested incentive units converted on a one-for-one basis into 1,574,749 shares of common stock and restricted common stock, respectively. The restricted common stock was issued with the same vesting terms as the incentive units held immediately prior to the reorganization. The securities issued in this transaction were exempt from the registration requirements of the Securities Act in reliance on Sections 4(a)(2) and/or 3(a)(9) of the Securities Act or Rule 701 promulgated under the Securities Act.

(b) Stock Option Grants

From June 13, 2016 and through June 13, 2019, the Registrant has granted to its employees, directors, consultants and other service providers options to purchase an aggregate of 2,047,556 shares of common stock under the 2018 Plan, with exercise prices ranging from $4.32 to $7.76 per share. The issuances of the securities described above were deemed to be exempt from registration pursuant to Section 4(a)(2) of the Securities Act or Rule 701 promulgated under the Securities Act as transactions pursuant to compensatory benefit plans. The shares of common stock issued upon the exercise of options are deemed to be restricted securities for purposes of the Securities Act.

(c) Preferred Stock

In September 2018, the Registrant issued and sold to 13 accredited investors an aggregate of 10,553,483 shares of Series B convertible preferred stock at a purchase price of $7.58 per share, for aggregate consideration of approximately $80.0 million. In connection with the completion of this offering, these shares of Series B convertible preferred stock will convert into 10,553,483 shares of the Registrant's common stock. This transaction was exempt from the registration requirements of the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act.

In June 2016, September 2017 and August 2018, the Registrant issued and sold to 12 accredited investors an aggregate of 8,411,368 shares of Series A convertible preferred stock at a purchase price of $6.13 per share, for aggregate consideration of approximately $51.5 million. In connection with the completion of this offering, these shares of Series A convertible preferred stock will convert into 8,411,368 shares of the Registrant's common stock. This transaction was exempt from the registration requirements of the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act.

(d) Warrant to Purchase Preferred Stock

In March 2016, in connection with the Registrant's Loan and Security Agreement with Silicon Valley Bank, the Registrant issued to Silicon Valley Bank a warrant to purchase an aggregate of 6,825 Series Seed preferred units at a price per unit of $4.39. On December 5, 2018, in connection with the Registrant's reorganization into a Delaware corporation, the warrant automatically became exercisable for an aggregate of 6,825 shares of the Registrant's Series Seed convertible preferred stock at a per share exercise price of $4.39, for an aggregate consideration of approximately $29,964. This warrant will automatically convert into a warrant to purchase shares of the Registrant's common stock upon the completion of this offering. The securities issued in this transaction were exempt from the registration requirements of the Securities Act in reliance on Section 4(a)(2) of the Securities Act.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions or any public offering, and the Registrant believes each transaction was exempt from the registration requirements of the Securities Act as stated above. All recipients of the foregoing transactions either received adequate information about the Registrant or had access, through their relationships with the Registrant, to such information. Furthermore, the Registrant affixed appropriate legends to the share certificates and instruments issued in each foregoing transaction setting forth that the securities had not been registered and the applicable restrictions on transfer.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)
Exhibits.

Exhibit Number		Description of Document
1.1	*	Form of Underwriting Agreement.
3.1	*	Certificate of Incorporation, as amended and currently in effect.
3.2	*	Form of Restated Certificate of Incorporation to be effective upon the completion of this offering.
3.3	*	Bylaws, as currently in effect.
3.4	*	Form of Restated Bylaws to be effective upon the completion of this offering.
4.1	*	Form of Common Stock Certificate.
4.2	*	Investors' Rights Agreement, dated December 5, 2018, by and among the Registrant and certain of its stockholders.
4.3	*	Warrant by and between the Registrant and Silicon Valley Bank.
5.1	*	Opinion of Fenwick & West LLP.
10.1	*	Form of Indemnity Agreement.
10.2	*	2018 Stock Incentive Plan, and forms of award agreements.

Exhibit Number		Description of Document
10.3	*	2019 Equity Incentive Plan, to become effective on the date immediately prior to the date the registration statement is declared effective, and forms of award agreements.
10.4	*	2019 Employee Stock Purchase Plan, to become effective on the date the registration statement is declared effective, and forms of award agreements.
10.5	*	Offer Letter, dated June 10, 2019, by and between Morphic Therapeutic, Inc. and Praveen P. Tipirneni, MD., to become effective on the date immediately prior to the date the registration statement is declared effective.
10.6	*	Offer Letter, dated June 10, 2019, by and between Morphic Therapeutic, Inc. and Bruce N. Rogers, Ph.D., to become effective on the date immediately prior to the date the registration statement is declared effective.
10.7	*	Offer Letter, dated June 10, 2019, by and between Morphic Therapeutic, Inc. and Alexey A. Lugovskoy, Ph.D., to become effective on the date immediately prior to the date the registration statement is declared effective.
10.8	*	Consulting Agreement, dated June 1, 2015, by and between the Registrant and Timothy A. Springer, Ph.D.
10.9	*	Lease, dated August 5, 2015, by and between the Registrant and AstraZeneca Pharmaceuticals Limited Partnership, as amended.
10.10	†*	Research Collaboration and Option Agreement, dated February 15, 2019, by and among Janssen Pharmaceuticals, Inc. and the Registrant.
10.11	†	Collaboration and Option Agreement, dated October 16, 2018, by and between AbbVie Biotechnology Ltd and the Registrant.
10.12	†*	Collaboration Agreement, dated June 10, 2015, by and between Morphic Rock Therapeutic, Inc. and Schrödinger, LLC, as amended.
10.13	†*	Exclusive License Agreement, dated October 7, 2015, by and between Children's Medical Center Corporation and the Registrant, as amended.
10.14	*	Change in Control and Severance Agreement, dated June 12, 2019 by and between the Company and Praveen P. Tipirneni, MD, to become effective on the date immediately prior to the date the registration statement is declared effective.
10.15	*	Change in Control and Severance Agreement, dated June 12, 2019 by and between the Company and Bruce N. Rogers, Ph.D., to become effective on the date immediately prior to the date the registration statement is declared effective.
10.16	*	Change in Control and Severance Agreement, dated June 12, 2019 by and between the Company and Alexey A. Lugovskoy, Ph.D., to become effective on the date immediately prior to the date the registration statement is declared effective.
10.17	*	Form Stock Restriction Agreement.
21.1	*	Subsidiaries of the Registrant.
23.1	*	Consent of Ernst & Young LLP, an independent registered public accounting firm.
23.2	*	Consent of Fenwick & West LLP (included in Exhibit 5.1).
24.1	*	Power of Attorney.

†
Registrant has omitted portions of the exhibit as permitted under Item 601(b)(10) of Regulation S-K.

*
Previously Filed.

(b)
Financial Statement Schedules.

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or notes.

ITEM 17.    UNDERTAKINGS.

The undersigned Registrant hereby undertakes to provide to the underwriters at the completion specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, State of Massachusetts, on the 24th day of June, 2019.

MORPHIC HOLDING, INC.
By:	/s/ Praveen P. Tipirneni, M.D.
Praveen P. Tipirneni, M.D. President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Praveen P. Tipirneni Praveen P. Tipirneni, M.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	June 24, 2019
/s/ Robert E. Farrell, Jr. Robert E. Farrell, Jr., CPA	Vice President of Finance and Operations and Treasurer (Principal Accounting and Financial Officer)	June 24, 2019
* Gustav Christensen	Director	June 24, 2019
* Barbara J. Dalton, Ph.D.	Director	June 24, 2019
* Norbert Bischofberger	Director	June 24, 2019
* Vikas Goyal	Director	June 24, 2019
* Nilesh Kumar, Ph.D.	Director	June 24, 2019

Signature		Title	Date

* Amir Nashat		Director	June 24, 2019
* Joseph P. Slattery, CPA		Director	June 24, 2019
* Timothy A. Springer, Ph.D.		Director	June 24, 2019
* Otello Stampacchia, Ph.D.		Director	June 24, 2019
*By	Attorney-in-Fact
/s/ William DeVaul William DeVaul

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
  ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
  ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.
  ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
  ITEM 17. UNDERTAKINGS.